EXHIBIT 3(a)

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

Golden West Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. That at a meeting of the Board of Directors of the Corporation on January 27, 2004, resolutions were duly adopted by a majority of the directors of the Corporation to approve the following proposed amendment to the Restated Certificate of Incorporation of the Corporation, and directing that the following proposed amendment be considered at the next annual meeting of stockholders:

That, subject to obtaining the requisite stockholder approval, Section 1 of Article FOURTH of the Corporation’s Restated Certificate of Incorporation be amended in its entirety to read as follows:

“Section 1. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 620,000,000 shares of which 20,000,000 shall be preferred stock, of the par value of $1.00 per share, and 600,000,000 shall be common stock, of the par value of $.10 per share. Except as otherwise expressly provided by the resolutions of the Board of Directors providing for the creation of a series of preferred stock, stock of any class or classes may be authorized and the amount of the authorized stock of any class or classes may be increased or decreased by the affirmative vote of the holders of the majority of the stock of the Corporation at the time entitled to vote.”

2. That thereafter, at the annual meeting of stockholders of the Corporation duly called and held on April 27, 2004, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute and the Restated Certificate of Incorporation of the Corporation were voted in favor of such amendment.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, Golden West Financial Corporation has caused this certificate to be signed by Herbert M. Sandler, its Chairman and Chief Executive Officer, as of this 30th day of April, 2004.

/s/ HERBERT M. SANDLER

Herbert M. Sandler Chairman and Chief Executive Officer

Certificate of Amendment

of

Restated Certificate of Incorporation

Golden West Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

First: That at a meeting of the Board of Directors of Golden West Financial Corporation resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Section 1, of Article FOURTH of this Company’s Restated Certificate of Incorporation be, and it hereby is, amended in its entirety to read as follows:

Section 1. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 220,000,000 shares of which 20,000,000 shall be preferred stock, of the par value of $1.00 per share, and 200,000,000 shall be common stock, of the par value of $.10 per share. Except as otherwise expressly provided by the resolutions of the Board of Directors providing for the creation of a series of preferred stock, stock of any class or classes may be authorized and the amount of the authorized stock of any class or classes may be increased or decreased by the affirmative vote of the holders of the majority of the stock of the Corporation at the time entitled to vote.

RESOLVED, that Article SEVENTH of the Restated Certificate of Incorporation be amended by including at the end of Section 2 the following:

Notwithstanding the foregoing, whenever the holders of any one or more class or series of stock issued by the Corporation having a preference over the common stock as to dividends or upon liquidation, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election shall be governed by the terms of Article FOURTH, Section 3. Any directors elected by the holders of such class or series of preferred stock shall not be classified pursuant to this Article SEVENTH. The term of office, filling of vacancies, terms of removal and other features of such directorships shall not be governed by the terms of this Article SEVENTH, but shall be governed by the terms of the resolution or resolutions establishing such class or series of preferred stock and by general principles of Delaware law.

Second: That thereafter, pursuant to a resolution of its Board of Directors, the annual meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

Third: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, said Golden West Financial Corporation has caused this certificate to be signed by J.L. Helvey, its Group Senior Vice President, and attested by Robert C. Rowe, its Secretary, this 24th day of May, 1990.

By	/s/ J.L. HELVEY

J.L Helvey Group Senior Vice President

ATTEST:

/s/ ROBERT C. ROWE

Robert C. Rowe Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

GOLDEN WEST FINANCIAL CORPORATION

Golden West Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted by a majority of the directors of the Corporation setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that subject to obtaining the requisite stockholder approval, the Restated Certificate of Incorporation of the Corporation be amended by adding a new Article NINTH in the form attached hereto…

“NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

SECOND: That thereafter, at the annual meeting of stockholder of the Corporation duly held on April 30, 1987, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute and the Restated Certificate of Incorporation of the Corporation were voted in favor of such amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of such amendment.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunder affixed and this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested by its Secretary, this 7th day of May, 1987.

GOLDEN WEST FINANCIAL CORPORATION

By	/s/ MARION O. SANDLER

Marion O. Sandler President and Chief Executive Officer

[SEAL]

ATTEST:

By	/s/ RICHARD A. CRANE

Richard A. Crane Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

GOLDEN WEST FINANCIAL CORPORATION

Golden West Financial Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is Golden West Financial Corporation. The date on which its original Certificate of Incorporation was filed with the Secretary of State was May 29, 1959, and the name under which the Corporation was originally incorporated was Trans-World Financial Co.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Restated Certificate of Incorporation is herein set forth in full:

FIRST: The name of the Corporation is

GOLDEN WEST FINANCIAL CORPORATION

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

Section 1. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 79,500,000 shares of which 4,500,000 shall be preferred stock, of the par value of $1.00 per share, and 75,000,000 shall be common stock, of the par value of $.10 per share. Except as otherwise expressly provided by the resolutions of the Board of Directors providing for the creation of a series of preferred stock, stock of any class or classes may be authorized and the amount of authorized stock of any class or classes nay be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation at the time entitled to vote.

Section 2. The preferred stock shall be issuable in one or more series with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock, or series thereof, adopted, at any time and from time to time, by the Board of Directors of the Corporation pursuant to authority hereby expressly vested in the Board of Directors.

Section 3. At all elections of directors of the Corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes (except for such provision as to cumulative voting) he would be entitled to cast for election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all such votes for a single director or may distribute them among the number to be voted for, and for any two or more of them as he may see fit. During the period of time while the holders of any series of the preferred stock, voting as a class, are entitled to elect additional directors, the voting rights for directors of the common stock shall be multiplied only by the number of directors to be elected by the common stockholders and other stockholders voting with the common stockholders and the voting rights for directors of the preferred stock shall be multiplied only by the number of directors to be elected by the preferred stockholders.

FIFTH: Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept, subject to any provision contained in the statutes, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless a By-Law of the Corporation shall so provide.

SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. The directors of the Corporation shall have the power to make, alter or repeal By-Laws of the Corporation.

SEVENTH:

Section 1. Number of Directors. Notwithstanding any provision of the By-Laws to the contrary, any amendment relating to an increase or decrease in the authorized number of directors or to the manner in which the number of directors is determined shall require the approval of a majority of the entire Board of Directors, or, if the amendment is made by the stockholders, by the affirmative vote of the stockholders of the Corporation representing at least 70% of the shares then entitled to vote thereon.

Section 2. Classification of Directors. Commencing with the election of directors by the stockholders of the Corporation in 1984, the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1985; each initial director in Class II shall hold office until the annual meeting of stockholders in 1986; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1987, so that after the expiration of each such initial term, the term of office of one class of directors shall expire each year when their respective successors have been duly elected by stockholders and qualified. At each annual meeting of stockholders held after 1984, the directors elected to succeed those whose term then expire shall be identified as being of the same class as the directors they succeed. For the purpose of the annual meeting of stockholders held in 1984, Class I shall have three directors, Class II shall have four directors and Class III shall have four directors.

Section 3. Effect of Increase or Decrease in Size of Board. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation, or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

Section 4. Terms of Office and Removal of Directors; Vacancies. Notwithstanding any of the foregoing provisions of this Article SEVENTH, each director shall serve until his successor is elected and qualified or until his earlier death, retirement, resignation or removal. No director shall be removed from his office as a director, by vote or other action by stockholders or otherwise, except for cause. Should a vacancy occur or be created, whether arising through death, retirement, resignation or removal of a director or through an increase in the number of directors of any class, such vacancy shall be filled by a majority vote of remaining directors of the class in which such vacancy occurs or by the sole remaining director of that class if one such director remains, or by the majority vote of the members of the remaining classes if no such director remains. Stockholders shall have no right to take action to fill such vacancies. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he is elected.

Section 5. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the stockholders of the Corporation representing at least 70% of the shares then entitled to vote thereon, voting together as a single class, shall be required to amend, or repeal, or to adopt any provision inconsistent with, this ARTICLE SEVENTH.

EIGHTH:

Section 1. Vote Required for Certain Business Combinations.

A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this ARTICLE EIGHTH:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be an Affiliate (as hereinafter defined) of an Interested Stockholder;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more;

(iii) the issuance or transfer by the Corporation of any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) any one of the following transactions which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder: (a) any reclassification of securities (including any reverse stock split); (b) any recapitalization of the Corporation; (c) any merger or consolidation of the Corporation with any of its Subsidiaries; or (d) any other transaction (whether or not with or into or otherwise involving an Interested Stockholder);

shall require the affirmative vote of the holders of at least 70% of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

B. Definition of “Business Combination”. The term “Business Combination” as used in this ARTICLE EIGHTH shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

Section 2. When Higher Vote is not Required. The provisions of Section 1 of this ARTICLE EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and by any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs A and B are met:

A. Approval by Board of Directors. The Business Combination shall have been approved by a vote of at least 70% of the members of the entire Board of Directors.

B. Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(b) the Fair Market Value per share of Common Stock as of the first trading date after the Announcement Date or as of the first trading date after the date of the first public announcement that the Interested Stockholder became an Interested Stockholder, whichever is higher.

(ii) The consideration to be received by holders of Common Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such Common Stock. If the Interested Stockholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration to be paid shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it.

Section 3. Certain Definitions. For the purposes of this ARTICLE EIGHTH:

A. A “person” shall mean any individual firm, corporation or other entity.

B. “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding Voting Stock;

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C. A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time),

pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. “Affiliate” and “Associate” shall have the respective meanings attached to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 25, 1984.

F. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G. “Fair Market Value” means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

H. “Common Stock” means the common stock of the Corporation as that term is used in ARTICLE FOURTH of the Corporation’s Certificate of Incorporation.

I. In the event of any Business Combinations in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraph B(i) of Section 2 of this ARTICLE EIGHTH shall include the shares of Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

J. A 70% supermajority of the entire membership of the Board of Directors shall have the power and duty to construe for the purposes of this ARTICLE EIGHTH, on the basis of information known to them after reasonable inquiry, all the terms and provisions hereof and their application to any particular transaction, including, without limiting the generality of the foregoing, the power and duty to determine: (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether, in the case of a proposed payment to holders of Common Stock of consideration other than cash, such consideration is of the same “form” as that used by an Interested Stockholder to acquire its shares of Common Stock, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

Section 4. No Effect on Fiduciary Obligations of Interested Stockholder. Nothing contained in this ARTICLE EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 5. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation) the affirmative vote of the holders of 70% or more of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHTH.

4. This Restated Certificate of Incorporation was duly adopted by vote of the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Golden West Financial Corporation has caused this certificate to be signed by Herbert M. Sandler, its Chairman of the Board, and attested by Richard A. Crane, its Vice-President and Secretary, this 31st day of July, 1984.

GOLDEN WEST FINANCIAL CORPORATION

By	/s/ HERBERT M. SANDLER

Herbert M. Sandler Chairman of the Board of Directors

ATTEST:

By	/s/ RICHARD A. CRANE

Richard A. Crane Vice-President and Secretary